Exhibit 99.1

NEWS RELEASE

Travelers Reports Full Year 2010 Net and Operating Income per Diluted Share of $6.62 and $6.26, Respectively, Compared to $6.33 and $6.29 in Prior Year

Full Year Net Income of $3.216 Billion Compared to $3.622 Billion in Prior Year – Reduction Largely Attributable to Significantly Higher Catastrophe Losses in First Half of Year

Fourth Quarter Net and Operating Income per Diluted Share of $1.95 and $1.89, Respectively, Compared to Record $2.36 and $2.12 in Prior Year — Reduction Largely Attributable to Higher Favorable Reserve Adjustments and Lower Catastrophe Losses in Fourth Quarter 2009

Full Year Return on Equity of 12.1% and Operating Return on Equity of 12.5%

Book Value per Share of $58.47, Up 11% from Year-End 2009

Board of Directors Authorizes Additional $5 Billion Share Repurchase Program

·             Fourth quarter net and operating income of $894 million and $864 million, respectively, compared to $1.285 billion and $1.155 billion in prior year.

·             Full year total revenues of $25.112 billion up 2 percent and fourth quarter total revenues of $6.332 billion down 2 percent from prior year.

·             Full year and fourth quarter net written premiums of $21.635 billion and $5.234 billion, respectively, both up 1 percent from prior year.

·             Repurchased 28.9 million common shares in fourth quarter for $1.6 billion and 95.7 million common shares in full year for $5.0 billion.

NEW YORK, January 25, 2011 — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported fourth quarter and full year 2010 results.

“Our strong full year results, which we achieved notwithstanding recording more than twice the level of last year’s catastrophe losses, demonstrate Travelers’ superior risk selection skills and sophisticated pricing analytics,”  commented Jay Fishman, Chairman and Chief Executive Officer.  “That same approach to risk and reward has also driven the consistently strong performance and lower volatility of our high credit quality investment portfolio.

“In addition, we were pleased with our fourth quarter results, which were down from a record fourth quarter in the prior year.  The prior year quarter benefited from substantially higher favorable prior year reserve development, a reduction of the full year 2009 loss ratio recognized in the fourth quarter of 2009 and lower catastrophe losses.

“We are encouraged by a number of positive changes in the operating environment during the fourth quarter across our diversified commercial insurance businesses. Exposures increased for the first time since the third quarter of 2008, and, in the aggregate, the pricing environment was modestly better than in the third quarter. Overall, the fourth quarter renewal rate change was flat. Within Personal Insurance, renewal premium change was a solid 6 percent and policies in force once again grew across both our Automobile and Homeowners lines of business.

“Given recent experience, we are more optimistic about an improvement in the operating environment in 2011 than we were in previous quarters. We anticipate that exposures will improve from 2010 levels, and we are hopeful that the pricing environment will continue to improve. Nonetheless, we expect a modest increase in the consolidated loss ratio in 2011, excluding catastrophes and prior year reserve development.  Furthermore, while interest rates have recently risen above their historic lows of the third quarter 2010, we continue to anticipate a modest decline in net investment income from our fixed income portfolio due to reinvesting proceeds from maturing fixed-income securities at lower rates.  Our capital management philosophy remains unchanged and we are strategically committed to continuing to return excess capital to shareholders,” concluded Fishman.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended December 31,				Twelve Months Ended December 31,
and after-tax, except for premiums)	2010	2009	Change		2010	2009	Change

Net written premiums	$5,234	$5,188	1%		$21,635	$21,336	1%

Operating income	$864	$1,155	(25)		$3,043	$3,600	(15)
per diluted share	$1.89	$2.12	(11)		$6.26	$6.29	—
Net income	$894	$1,285	(30)		$3,216	$3,622	(11)
per diluted share	$1.95	$2.36	(17)		$6.62	$6.33	5

GAAP combined ratio	90.6%	83.4%	7.2	pts	93.2%	89.2%	4.0	pts

Operating return on equity	14.5%	18.0%	(3.5	)pts	12.5%	14.0%	(1.5	)pts
Return on equity	13.6%	18.5%	(4.9	)pts	12.1%	13.5%	(1.4	)pts

	As of December 31,
	2010	2009	Change
Book value per share	$58.47	$52.54	11%
Adjusted book value per share	$54.19	$48.96	11

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Fourth Quarter 2010 Consolidated Results

The current and prior year quarters included the following:

	Three Months Ended December 31,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax

Underwriting gain	$477		$856		$303	$540
Underwriting gain includes:
Net favorable prior year reserve development	347		501		228	328
Catastrophes, net of reinsurance	(86)		(16)		(55)	(10)
Re-estimation of the current year loss ratios for the first three quarters of the year	—		81		—	52

Net investment income	809		813		644	653

Other, including interest expense	(133)		(65)		(83)	(38)
Other also includes:
Expenses related to the purchase and retirement of $885 million of the company’s $1 billion 6.25% fixed-to-floating rate junior subordinated debentures	(60)		—		(39)	—

Operating income	1,153		1,604		864	1,155
Net realized investment gains	44		189		30	130
Income before income taxes	$1,197		$1,793
Net income					$894	$1,285

GAAP combined ratio	90.6%		83.4%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	89.6%		82.9%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(6.4	)pts	(9.4	)pts
Catastrophes, net of reinsurance	1.5	pts	0.3	pts
Re-estimation of the current year loss ratios for the first three quarters of the year	—	pts	(1.5	)pts

Operating income of $864 million after-tax in the current quarter decreased $291 million from the prior year quarter primarily due to a $237 million after-tax decrease in the underwriting gain and $9 million after-tax decrease in net investment income. Operating income in the current quarter was also impacted by expenses of $39 million after-tax related to the company’s purchase and retirement of $885 million of its $1 billion 6.25 percent fixed-to-floating rate junior subordinated debentures as the company issued $1.250 billion in new debt in a combination of 10 and 30-year senior notes given the extremely low interest rate environment.

The decrease in the underwriting gain in the current quarter reflected a GAAP combined ratio of 90.6 percent, as compared to 83.4 percent in the prior year quarter.  This increase of 7.2 points in the combined ratio was primarily driven by a $154 million pre-tax decrease in net favorable prior year reserve development (increase of 3.0 points) and a $70 million pre-tax increase in catastrophe losses primarily due to hail and wind storms in Arizona (increase of 1.2 points). The prior year quarter combined ratio also reflected the benefit of 1.5 points from the re-estimation of 2009 loss ratios for the first three quarters of 2009.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 95.5 percent, as compared to 94.0 percent in the prior year quarter which also excludes the re-estimation of 2009 loss ratios for the first three quarters of 2009.  This increase of 1.5 points was primarily due to the impact of reduced underwriting margins related to pricing and loss cost trends in Business Insurance and higher non-catastrophe weather-related losses.

After-tax net investment income decreased slightly from the prior year quarter due to lower average invested assets and lower reinvestment rates in the fixed income portfolio, despite significantly higher returns in the non-fixed income portfolio.  Net realized investment gains were $30 million after-tax ($44 million pre-tax) in the current quarter, compared to $130 million after-tax ($189 million pre-tax) in the prior quarter. The prior year quarter’s net realized investment gains included $103 million after-tax ($159 million pre-tax) from the sale of a portion of the company’s common stock holdings in Verisk Analytics, Inc.

Net written premiums of $5.234 billion in the current quarter increased 1 percent from the prior year quarter.  Retention rates and new business remained strong, while renewal rate changes remained positive in both Personal Insurance and Financial, Professional & International Insurance and slightly negative in Business Insurance.

Capital Management

“This was an active quarter for capital management,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer. “Given the extremely low interest rate environment, we issued $500 million of 10-year senior notes at 3.90 percent and $750 million of 30-year senior notes at 5.35 percent. We also purchased and retired $885 million of our $1.0 billion fixed-to-floating rate junior subordinated debentures that carried a coupon of 6.25 percent. These actions, combined with common share repurchases of $1.6 billion in the quarter, brought our debt-to-capital ratio (excluding net unrealized investment gains) to 21.9 percent, still comfortably within our targeted range.”

For the full year 2010, the company repurchased 95.7 million common shares for $5.0 billion and paid $670 million in common stock dividends. As a result, shareholders’ equity of $25.5 billion decreased 7 percent from the year-end 2009 level and average diluted shares outstanding decreased from 569 million in 2009 to 483 million in 2010.  Shareholders’ equity included after-tax net unrealized investment gains of $1.9 billion at year-end 2010, the same amount as of year-end 2009, and statutory surplus of $20.1 billion resulted in operating company capital levels that were at or above target levels.

Travelers’ Board of Directors has authorized an additional $5.0 billion of common share repurchases.  This amount is in addition to the $1.5 billion remaining under previous authorizations as of December 31, 2010.  Repurchases may be made from time to time in the open-market, in private transactions, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 or otherwise.  This authorization does not have a stated expiration date.  The timing and actual number of shares to be repurchased will depend on a variety of factors, including corporate and regulatory requirements, price, catastrophe experience and other market conditions.

Business Insurance Segment Financial Results

“Fourth quarter and full year 2010 Business Insurance underwriting results, excluding catastrophes and net favorable prior year reserve development, reflected the pricing and loss cost dynamics we have talked about throughout the year,” commented Brian MacLean, President and Chief Operating Officer. “Loss cost trends remained benign in both the fourth quarter and full year. The pricing environment, though slightly negative, improved from the third quarter. As we look into 2011, we expect the loss cost environment to remain relatively benign and are hopeful that this recent trend in the pricing environment will continue.”

The current and prior year quarters included the following:

	Three Months Ended December 31,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax
Underwriting gain	$260		$561		$161	$351
Underwriting gain includes:
Net favorable prior year reserve development	254		366		165	238
Catastrophes, net of reinsurance	(70)		(19)		(45)	(12)
Re-estimation of the current year loss ratios for the first three quarters of the year	—		87		—	57

Net investment income	577		567		459	456

Other	5		10		4	8

Operating income	$842		$1,138		$624	$815

GAAP combined ratio	90.1%		78.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(9.3	)pts	(13.6	)pts
Catastrophes, net of reinsurance	2.6	pts	0.7	pts
Re-estimation of the current year loss ratios for the first three quarters of the year	—	pts	(3.3	)pts

Operating income in the current quarter of $624 million after-tax decreased $191 million from the prior year quarter primarily due to a $190 million after-tax decrease in the underwriting gain.

The decrease in the underwriting gain in the current quarter reflected a GAAP combined ratio of 90.1 percent, as compared to 78.8 percent in the prior year quarter.  This increase of 11.3 points in the combined ratio was partially due to a $112 million pre-tax decrease in net favorable prior year reserve development (increase of 4.3 points) and a $51 million pre-tax increase in catastrophe losses primarily due to hail and wind storms in Arizona (increase of 1.9 points). The prior year quarter combined ratio also reflected the benefit of 3.3 points from the re-estimation of 2009 loss ratios for the first three quarters of 2009.  The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the workers’ compensation, property and general liability product lines across multiple accident years as well as in assumed reinsurance, which is in runoff.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 96.8 percent, as compared to 95.0 percent in the prior year quarter which also excludes the re-estimation of 2009 loss ratios for the first three quarters of 2009.  This increase of 1.8 points was primarily due to the impact of reduced underwriting margins related to pricing and loss cost trends.

Business Insurance net written premiums of $2.577 billion in the current quarter increased 2 percent from the prior year quarter.  The impact of general economic conditions on exposure changes at renewal, audit premium adjustments, policy endorsements and mid-term cancellations, while slightly negative, improved from recent quarters.  Retention rates remained strong and generally consistent with recent quarters. The impact of renewal rate change was slightly negative, while new business volumes were strong and higher than the prior year quarter.

Select Accounts

·             Net written premiums of $636 million approximated the prior year quarter.

·             Retention rates were strong and increased from recent quarters.

·             Renewal premium change remained positive, but decreased from recent quarters.

·             New business volumes increased from the prior year quarter due to continued strong volumes from TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, and increased volumes in larger accounts served by Select.

Commercial Accounts

·             Net written premiums of $634 million increased 4 percent from the prior year quarter.

·             Retention rates remained very strong.

·             Renewal premium change was positive for the first time since first quarter 2007.

·             New business volumes were strong and increased modestly from the prior year quarter.

National Accounts

·                  Net written premiums of $213 million decreased 3 percent from the prior year quarter due to reduced insured exposures driven by general economic conditions, partially offset by increased new business volumes and strong retention rates.

Industry-Focused Underwriting

·             Net written premiums of $556 million increased 8 percent from the prior year quarter largely due to changes in ceded reinsurance within the Technology and Oil & Gas business units.

Target Risk Underwriting

·             Net written premiums of $350 million increased 7 percent from the prior year quarter primarily due to improving market conditions in the Inland Marine business unit and changes in ceded reinsurance in the National Property business unit.

Specialized Distribution

·             Net written premiums of $188 million decreased 6 percent from the prior year quarter primarily due to lower new business volumes in the Northland business unit.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International results reflected lower net favorable prior year reserve development as compared to the prior year quarter,” commented MacLean. “Underlying margins remained generally stable as earned rate increases were consistent with loss cost trends. We are excited about our recently announced joint venture with J. Malucelli Participações em Seguros e Resseguros S.A., Brazil’s market leader in the surety business, and the opportunity it provides to enter the growing property and casualty market in Brazil. We expect to complete the transaction in the first half of 2011.”

The current and prior year quarters included the following:

	Three Months Ended December 31,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax

Underwriting gain	$90		$144		$59	$93
Underwriting gain includes:
Net favorable prior year reserve development	56		120		38	80
Reduction of catastrophe losses, net of reinsurance	5		3		3	2
Re-estimation of the current year loss ratios for the first three quarters of the year	—		(6)		—	(5)

Net investment income	108		123		86	97

Other	7		7		5	4

Operating income	$205		$274		$150	$194

GAAP combined ratio	89.2%		83.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(6.8	)pts	(13.9	)pts
Reduction of catastrophe losses, net of reinsurance	(0.6	)pts	(0.3	)pts
Re-estimation of the current year loss ratios for the first three quarters of the year	—	pts	0.7	pts

Operating income in the current quarter of $150 million after-tax decreased $44 million from the prior year quarter primarily due to a $34 million after-tax decrease in the underwriting gain and an $11 million after-tax decrease in net investment income.

The decrease in underwriting results in the current quarter reflected a GAAP combined ratio of 89.2 percent, as compared to 83.1 percent in the prior year quarter.  This increase of 6.1 points in the combined ratio was driven by a $64 million pre-tax decrease in net favorable prior year reserve development (increase of 7.1 points).  The net favorable prior year reserve development in the current quarter resulted primarily from better than expected loss experience in the fidelity & surety line of business within Bond & Financial Products and across various lines of business in International.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophes reflected a GAAP combined ratio of 96.6 percent, consistent with the prior year quarter which also excludes the re-estimation of 2009 loss ratios for the first three quarters of 2009. The current quarter combined ratio was unfavorably impacted by non-catastrophe weather-related losses in Ireland and Australia as well as lower volume primarily in the surety business in Bond & Financial Products. The prior year quarter combined ratio was unfavorably impacted by losses on a non-renewed professional liability program in Ireland.

Financial, Professional & International Insurance net written premiums of $833 million decreased 11 percent from the prior year quarter. The impact of changes in foreign exchange rates had a negligible effect in the quarter.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are sold on a non-recurring, project-specific basis.

Bond & Financial Products

·            Net written premiums of $513 million decreased 11 percent from the prior year quarter, primarily reflecting lower business volumes in construction surety due to the continued slowdown in construction spending.

·             Retention rates remained strong.

·             Renewal premium change was modestly negative, consistent with recent quarters.

·             New business volumes decreased slightly from the prior year quarter.

International

·             Net written premiums of $320 million decreased 12 percent from the prior year quarter.

·             Retention rates continued to be impacted by intentional underwriting actions taken at the company’s operation at Lloyd’s and the termination of an exclusive relationship with a distribution partner in Ireland.

·             Renewal premium change was positive and slightly improved from recent quarters.

·             New business volumes decreased from the prior year quarter primarily in Ireland and the company’s operation at Lloyd’s.

Personal Insurance Segment Financial Results

“Personal Insurance continued to produce strong underwriting results, despite the normal seasonal impact from Automobile losses,” commented MacLean. “For the year, earned rate increases outpaced loss cost trends across the segment. We were pleased with our strong production results in the quarter as evidenced by continued growth in policies in force, high retention rates, positive renewal premium change and solid new business.  We believe this momentum in production, in combination with our highly sophisticated risk management, claim and analytical capabilities, positions us well for continued growth in the future.”

The current and prior year quarters included the following:

	Three Months Ended December 31,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax

Underwriting gain	$127		$151		$83	$96
Underwriting gain includes:
Net favorable prior year reserve development	37		15		25	10
Catastrophes, net of reinsurance	(21)		—		(13)	—

Net investment income	124		123		99	100

Other	19		22		12	14

Operating income	$270		$296		$194	$210

GAAP combined ratio	92.1%		90.4%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	89.1%		89.0%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(2.0	)pts	(0.8	)pts
Catastrophes, net of reinsurance	1.1	pts	—	pts

Operating income in the current quarter of $194 million after-tax decreased $16 million from the prior year quarter primarily due to a $13 million after-tax decrease in underwriting results.

The decrease in underwriting results in the current quarter reflected a GAAP combined ratio of 92.1 percent, as compared to 90.4 percent in the prior year quarter.  This increase of 1.7 points in the combined ratio included a $21 million pre-tax increase in catastrophe losses primarily due to hail and wind storms in Arizona (increase of 1.1 points), offset by a $22 million pre-tax increase in net favorable prior year reserve development (improvement of 1.2 points).  The net favorable prior year reserve development in the current quarter resulted primarily from better than expected loss experience in Homeowners and Other.

The current quarter underwriting results excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 93.0 percent, as compared to 91.2 percent in the prior year quarter. This increase of 1.8 points was primarily due to higher non-catastrophe weather-related losses and higher expenses related to the company’s direct to consumer initiative.

Personal Insurance net written premiums of $1.824 billion increased 5 percent from the prior year quarter, including the company’s direct to consumer initiative and the change to 12-month policy terms in certain markets within Automobile.  Adjusting for the change to 12-month policy terms, net written premiums increased 4 percent due to continued positive renewal premium changes, strong retention rates and new business growth.

Agency Automobile and Agency Homeowners and Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

·             Net written premiums of $888 million increased 4 percent from the prior year quarter. Adjusting for the change to 12-month policy terms, net written premiums increased 2 percent from the prior year quarter.

·             Policies in force continued to increase, up 2 percent from the prior year quarter.

·             Retention rates were strong and renewal premium change remained positive.

·             New business volumes increased from the prior year quarter.

Agency Homeowners and Other

·             Net written premiums of $910 million increased 6 percent from the prior year quarter.

·             Policies in force continued to increase, up 3 percent from the prior year quarter.

·             Retention rates were strong and renewal premium change remained positive.

·             New business volumes decreased slightly from the prior year quarter.

Full Year 2010 Consolidated Results

The current and prior years included the following:

	Twelve Months Ended December 31,
	2010		2009		2010	2009
($ in millions)	Pre-tax				After-tax

Underwriting gain	$1,328		$2,174		$804	$1,437
Underwriting gain includes:
Net favorable prior year reserve development	1,247		1,329		818	868
Catastrophes, net of reinsurance	(1,113)		(457)		(729)	(297)
Resolution of prior year tax matters					—	61

Net investment income	3,059		2,776		2,468	2,290

Other, including interest expense	(345)		(256)		(229)	(127)
Other also includes:
Resolution of prior year tax matters					—	28
Expenses related to the purchase and retirement of $885 million of the company’s $1 billion 6.25% fixed-to-floating rate junior subordinated debentures	(60)		—		(39)	—

Operating income	4,042		4,694		3,043	3,600
Net realized investment gains	264		17		173	22
Income before income taxes	$4,306		$4,711
Net income					$3,216	$3,622

GAAP combined ratio	93.2%		89.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	92.4%		88.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.8	)pts	(6.2	)pts
Catastrophes, net of reinsurance	5.2	pts	2.1	pts

Operating income of $3.043 billion after-tax in the current year decreased $557 million from the prior year primarily due to a $633 million after-tax decrease in the underwriting gain resulting from significantly higher catastrophe losses, partially offset by a $178 million after-tax increase in net investment income.

The decrease in the underwriting gain in the current year reflected a GAAP combined ratio of 93.2 percent, as compared to 89.2 percent in the prior year.  This increase of 4.0 points in the combined ratio was primarily driven by a $656 million pre-tax increase in catastrophe losses (increase of 3.1 points) and an $82 million pre-tax decrease in net favorable prior year reserve development (increase of 0.4 points).

The current year underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 93.8 percent, as compared to 93.3 percent in the prior year. This increase of 0.5 points reflected reduced underwriting margins related to pricing and loss cost trends in Business Insurance, partially offset by earned rate increases modestly outpacing loss cost trends in Personal Insurance.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com.  Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 25, 2011.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business.  A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and management liability coverages, which require a primarily credit-based underwriting process, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements.  Specifically statements about the company’s share repurchase plans and statements about the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

·                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

·                  the sufficiency of the company’s asbestos and other reserves (including, among other things, asbestos claim payment patterns);

·                  the impact of emerging claims issues;

·                  the cost and availability of reinsurance coverage;

·                  catastrophe losses;

·                  the impact of investment, economic and underwriting market conditions;

·                  strategic initiatives; and

·                  the company’s proposed joint venture with J. Malucelli Participações em Seguros e Resseguros S.A.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

·                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

·                  during or following a period of financial market disruption or prolonged economic downturn, the company’s business could be materially and adversely affected;

·                  the company’s investment portfolio may suffer reduced returns or material losses, including as a result of a challenging economic environment that impacts the credit of municipal or other issuers in our portfolio;

·                  if actual claims exceed the company’s loss reserves, or if changes in the estimated level of loss reserves are necessary, the company’s financial results could be materially and adversely affected;

·                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

·                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

·                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

·                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

·                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

·                  the company is exposed to credit risk in certain of its business operations;

·                  the company’s businesses are heavily regulated and changes in regulation (including as a result of the adoption of financial services reform legislation) may reduce the company’s profitability and limit its growth;

·                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

·                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations and to pay future shareholder dividends;

·                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

·                  the company’s efforts to develop new products (including its direct to consumer initiative in Personal Insurance) or expand in targeted markets may not be successful, may create enhanced risks and may adversely impact results;

·                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

·                  if the company experiences difficulties with technology, data security and/or outsourcing relationships the company’s ability to conduct its business could be negatively impacted;

·                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

·                  the company is subject to a number of risks associated with conducting business outside the United States, particularly in emerging markets;

·                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

·                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

·                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability;

·                  the operation of the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, catastrophe losses, other investment opportunities (including mergers and acquisitions), market conditions and other factors; and

·                  the company’s proposed joint venture with J. Malucelli Participações em Seguros e Resseguros S.A. is subject to the risk that conditions to closing, including regulatory approvals, are not satisfied and the risk that the company may not obtain the expected benefits from the transaction.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follows.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.  Management uses operating income to analyze each segment’s performance and as a tool in making business decisions.  Financial statement users also consider operating income when analyzing the results and trends of insurance companies.  Operating earnings (loss) per share is operating income (loss) on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends and Net Income less Preferred Dividends to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2010	2009	2010	2009

Operating income, less preferred dividends	$863	$1,155	$3,040	$3,597
Preferred dividends	1	—	3	3
Operating income	864	1,155	3,043	3,600
Net realized investment gains	30	130	173	22
Net income	$894	$1,285	$3,216	$3,622

Net income, less preferred dividends	$893	$1,285	$3,213	$3,619
Preferred dividends	1	—	3	3
Net income	$894	$1,285	$3,216	$3,622

	Twelve Months Ended December 31,
($ in millions, after-tax)	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	3	4	4	5	6
Operating income	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	22	(271)	101	8	35
Income from continuing operations	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	(439)
Net income	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Basic earnings per share
Operating income	$1.91	$2.15	$6.33	$6.34
Net realized investment gains	0.07	0.24	0.36	0.04
Net income	$1.98	$2.39	$6.69	$6.38

Diluted earnings per share
Operating income	$1.89	$2.12	$6.26	$6.29
Net realized investment gains	0.06	0.24	0.36	0.04
Net income	$1.95	$2.36	$6.62	$6.33

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2010	2009	2010	2009

Business Insurance	$624	$815	$2,301	$2,590
Financial, Professional & International Insurance	150	194	620	642
Personal Insurance	194	210	440	601
Total segment operating income	968	1,219	3,361	3,833
Interest Expense and Other	(104)	(64)	(318)	(233)
Total operating income	$864	$1,155	$3,043	$3,600

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.  Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.  Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of December 31,
($ in millions)	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$23,376	$25,453	$25,645	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,858	1,861	(144)	620	453	327	866
Net realized investment gains (losses), net of tax	173	22	(271)	101	8	35	(28)
Preferred stock	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	(439)	88
Shareholders’ equity	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented.  Operating return on equity is the ratio of annualized operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented.  In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2010	2009	2010	2009

Annualized operating income, less preferred dividends	$3,454	$4,615	$3,040	$3,597
Adjusted average shareholders’ equity	23,877	25,594	24,287	25,774
Operating return on equity	14.5%	18.0%	12.5%	14.0%

Annualized net income, less preferred dividends	$3,574	$5,137	$3,213	$3,619
Average shareholders’ equity	26,316	27,707	26,601	26,902
Return on equity	13.6%	18.5%	12.1%	13.5%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income (loss) less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through December 31, 2010

		Twelve Months Ended December 31,
($ in millions)		2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends		$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity		24,287	25,774	25,668	25,350	23,381	21,118
Operating return on equity		12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through December 31, 2010	14.1%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.  In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business.  This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes, net favorable (unfavorable) prior year loss reserve development and the re-estimation of current year loss ratios, is the underwriting gain adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current quarter.  In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount.  Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. Re-estimation of current year loss ratios is underlying loss trend development in the current year related to time periods prior to the current quarter.  In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes, Net Favorable Prior Year Loss Reserve Development and Re-Estimation of Current Year Loss Ratios) to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax except as noted)	2010	2009	2010	2009

Pre-tax underwriting gain excluding the impact of catastrophes, net favorable prior year loss reserve development and re-estimation of current year loss ratios	$216	$290	$1,194	$1,302
Pre-tax impact of catastrophes	(86)	(16)	(1,113)	(457)
Pre-tax impact of net favorable prior year loss reserve development	347	501	1,247	1,329
Pre-tax impact of re-estimation of current year loss ratios	—	81	—	—
Pre-tax underwriting gain	477	856	1,328	2,174
Income tax expense on underwriting results	174	316	524	737
Underwriting gain	303	540	804	1,437
Net investment income	644	653	2,468	2,290
Other, including interest expense	(83)	(38)	(229)	(127)
Operating income	864	1,155	3,043	3,600
Net realized investment gains	30	130	173	22
Net income	$894	$1,285	$3,216	$3,622

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums.  A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss.  The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2010	2009	2010	2009

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,190	$2,760	$13,210	$12,408
Less:
Policyholder dividends	6	4	30	25
Allocated fee income	30	28	120	114
Loss ratio numerator	$3,154	$2,728	$13,060	$12,269

Underwriting expense ratio
Amortization of deferred acquisition costs	$957	$949	$3,802	$3,813
General and administrative expenses	890	856	3,406	3,366
Less:
G&A included in Interest Expense and Other	6	6	27	37
Allocated fee income	38	44	167	192
Billing and policy fees	25	27	104	107
Expense ratio numerator	$1,778	$1,728	$6,910	$6,843

Earned premium	$5,440	$5,343	$21,432	$21,418

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	58.0%	51.1%	61.0%	57.3%
Underwriting expense ratio	32.6%	32.3%	32.2%	31.9%
Combined ratio	90.6%	83.4%	93.2%	89.2%

(1)  For purposes of computing GAAP ratios, billing and policy fees (which are a component  of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance.  In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Personal Insurance
Combined ratio excluding incremental impact of direct to consumer initiative	89.1%	89.0%	96.1%	92.9%
Incremental impact of direct to consumer initiative	3.0%	1.4%	2.2%	1.7%
Combined ratio	92.1%	90.4%	98.3%	94.6%

Consolidated
Combined ratio excluding incremental impact of direct to consumer initiative	89.6%	82.9%	92.4%	88.7%
Incremental impact of direct to consumer initiative	1.0%	0.5%	0.8%	0.5%
Combined ratio	90.6%	83.4%	93.2%	89.2%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars.  The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below.  In the opinion of the company’s management, this is useful in an analysis of the results of the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in millions)	2010	2009	Change	2010	2009	Change

Net written premiums - holding foreign exchange rates constant	$834	$938	(11)%	$3,190	$3,285	(3)%
Impact of changes in foreign exchange rates	(1)			21
Net written premiums	$833	$938	(11)%	$3,211	$3,285	(2)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding.  In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.  Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding.  In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2010	2009

Tangible common shareholders’ equity	$19,737	$21,587
Goodwill	3,365	3,365
Other intangible assets	502	588
Less: Impact of deferred tax on other intangible assets	(55)	(65)
Adjusted common shareholders’ equity	23,549	25,475
Net unrealized investment gains, net of tax	1,858	1,861
Common shareholders’ equity	25,407	27,336
Preferred stock	68	79
Shareholders’ equity	$25,475	$27,415

Common shares outstanding	434.6	520.3

Tangible book value per share	$45.42	$41.49
Adjusted book value per share	54.19	48.96
Book value per share	58.47	52.54

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt.  Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses.  In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capital

	As of
	December 31,	December 31,
($ in millions)	2010	2009

Debt	$6,611	$6,527
Shareholders’ equity	25,475	27,415
Total capitalization	32,086	33,942
Net unrealized investment gains, net of tax	1,858	1,861
Total capitalization excluding net unrealized gain on investments	$30,228	$32,081

Debt-to-capital ratio	20.6%	19.2%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.9%	20.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.  Net written premiums reflect gross written premiums less premiums ceded to reinsurers.  These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes.  For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies.  For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes.  Exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk.  Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.  New business volume is the amount of written premium related to new policyholders and additional products to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total cash, short-term invested assets and other readily marketable securities held by the holding company.  Holding company liquidity requirements primarily include shareholder dividends and debt service.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902